Exhibit 20.2
MELCO CROWN ENTERTAINMENT LIMITED
Notice of Annual General Meeting of Shareholders
to be held on 18 May 2011
Dear Shareholders:
You are cordially invited to attend the Annual General Meeting of Shareholders of Melco Crown Entertainment Limited (the “Company”) which will be held on 18 May 2011 at Electronic, 5/F, Hard Rock Hotel, Estrada do Istmo, Cotai, Macau at 4:00 p.m. (Hong Kong Time). The meeting is being held for the following purposes:
1.	Ratification of the Audited Financial Statements for the Fiscal Year 2010 and the inclusion thereof in the annual report on Form 20-F filed with the U.S. Securities and Exchange Commission.

2.	Ratification of the Appointment of the Independent Auditor Deloitte Touche Tohmatsu for the Fiscal Year 2010.
Only shareholders of record in the books of the Company at the close of business on 1 April 2011 will be entitled to vote at the meeting or any adjournment that may take place.
A shareholder entitled to attend and vote at the meeting is entitled to appoint a proxy to attend and vote in his/her/its place. A proxy need not be a shareholder of the Company. A form of proxy is enclosed.
Shareholders are requested to complete, date, sign and return the enclosed proxy form to reach the Company as promptly as possible but not later than 48 hours prior to the Annual General Meeting or adjourned meeting at which the proxy is to be used. The giving of such proxy will not affect your right to vote in person should you decide to attend the Annual General Meeting or adjourned meeting.
Please note that copies of the annual reports of the Company are available for shareholders. Should you want to obtain a copy, you can (1) send your request for a physical copy by e-mail to ir@melco-crown.com; (2) notify the Company of your e-mail address by sending your request to Investor Relations, Melco Crown Entertainment Limited, 36th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong and a soft copy will be sent to your e-mail address provided; (3) you may also view the annual report at the Company’s website at www.melco-crown.com.
By Order of the Board of Directors,

/s/ Stephanie Cheung

Stephanie Cheung
Company Secretary